EXHIBIT 99.1

Universal Travel Group Announces Closing of the Acquisition of Shanghai Lanbao Travel Service Co., Ltd.

Wednesday August 8, 9:26 am ET

LOS ANGELES and SHENZHEN, China, Aug. 8 /PRNewswire-FirstCall/ -- Universal Travel Group (OTC Bulletin Board: UTVG - News), a leading air travel and air cargo transportation agency in Southern China, announced today that it has completed the acquisition of Shanghai Lanbao Travel Service Co., Ltd. for US $3.920 million, of which $2.828 million was paid in cash and the remaining $1.092 million was satisfied by the issuance of 600,000 shares of newly issued Universal Travel Common Stock.

Shanghai Lanbao Travel Service Co., Ltd. was established in 2002 and it projects a net income of $1.6 million in 2007. The company's core businesses focus is a centralized real-time booking system providing consumers and travel related businesses with hotel bookings, air ticket and tourism information via the Internet and mobile phone text-messaging technology. Shanghai Lanbao also provides website management, maintenance and design, along with network promotions for its intra-hotel network, which includes more than 3,000 franchise hotels and 800 hotel booking enterprises and other travel agencies throughout major cities in China. The company reported US $1.1 million in revenue and US $730,000 in net income for 2006.

Shanghai Lanbao owns and manages the award winning China Booking Association website, http://www.cba-hotel.com/ , which receives about 200,000 visitors daily. In 2006, more than 500,000 hotel reservations were made through the CBA website and it was recognized by the China Society Travel Research Association as one of China's top 10 outstanding booking websites. It is hailed as the entrepreneur for business-to-business and business-to- consumer connection technology in the hotel booking industry. The company's technological solutions provide travel reservations companies and hotels with multi-channel management while allowing them to maintain financial and operating independence.

The company's centralized Internet and mobile phone booking systems are open to more than 200,000 hotels, 5,000 booking centers and more than 8,000 travel agencies and tourist companies throughout China, providing them with real-time information and data transfer.

The company expects to become one of the top three providers in the hotel booking industry in China by the end of 2008. Shanghai Lanbao's goal is to become a global provider of hotel, aviation and tourism information by 2012.

Universal Travel Group Chairman and Chief Executive Officer, Jiangping Jiang, said, "Universal Travel did very well with the acquisitions of Speedy Dragon and Xi'an Golden Net. The acquisition of Shanghai Lanbao and the CBA website represents an opportunity for Universal to develop synergies by sharing marketing and business resources as well as complementing strengths. The addition of Shanghai Lanbao has strengthened our position in hotel reservations services, which will allow us to capture market share and increase our shareholder value."

About Shanghai Lanbao Travel Service Co., Ltd.

Shanghai Lanbao provides technological solutions to travel reservation companies and hotels. The solutions allow for multi-channel management while allowing them to maintain financial and operating independence. The company manages the award-winning China Booking Association website, http://www.cba-hotel.com.

About Universal Travel Group

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Universal Travel Group, a leading air travel and air cargo transportation agency in Southern China, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout China. The company's core services include booking services for air tickets, hotels and restaurants, as well as air cargo transportation and tour routing for customers. Universal Travel recently completed the acquisitions of Shenzhen Speedy Dragon Enterprise Ltd., a nationwide cargo logistics company based in Pearl River Delta, China, and Xi'an Golden Net Travel Serve Service Co., Ltd. which focuses on the domestic tourism market and provides air tickets, train tickets and other services, including packaged tours. Universal Travel's goal is to become China's leading transportation services provider in aviation, cargo and hotel booking. For more information, visit http://www.chutg.com.

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information regarding Universal Travel Group, contact Jacalyn Guo at (310)
443-4151, e-mail Jacalyn@chutg.com, or contact Frank Hawkins or Julie Marshall,
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Forward-looking Statement:

The statements in these news releases contain forward-looking information within the meaning of the Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties. In each case actual results may differ materially from such forward-looking statements. Any statements regarding targets for future results are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.